EXHIBIT 10.2


                            EMPLOYMENT AGREEMENT
                            --------------------



          THIS EMPLOYMENT AGREEMENT, dated as of August 13, 1997 (this "Agreement"), by and between WebGenesis, Inc., a Delaware corporation (the "Company") and Stephan Paternot (the "Executive").

          WHEREAS, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), Dancing Bear Investments, Inc., a Florida corporation ("Investor"), is purchasing from the Company 51% of the fully diluted capital stock of the Company and warrants to purchase 10% of the fully diluted capital stock of the Company;

          WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, and its policies, procedures, methods and personnel; and

          WHEREAS, the Company has determined that it is in its best interest to secure the continued services and employment of the Executive on behalf of the Company in accordance with the terms of this Agreement and the Executive is willing to render such services on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties hereto agree as follows:

     1.   Employment Term.
          ---------------

          Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, for the period commencing on the date hereof and ending on the fifth anniversary of the date hereof (the "Employment Term"); or such earlier date as provided in Section 7 hereof. The location of such employment shall be at the principal place of business of the Company, which shall be determined from time to time by the board of directors of the Company (the "Board").

     2.   Duties.
          ------

          While the Executive is employed by the Company pursuant to this Agreement, the Executive shall serve as the President of the Company, and in such other positions as may be agreed upon between the Executive and the Board. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and executed by persons employed in a similar executive capacity, including, but not limited to, managing the day-to-day operations of the Company, securing and supervising the employees, agents and consultants of the Company and terminating any employees, agents and consultants of the Company, establishing compensation levels for such employees, agents and consultants of the Company in accordance with pre-established parameters established by the Board, allocating stock options in conjunction with the terms set forth in the Company's Bylaws and the 1995 Stock Option Plan, and overseeing the compliance with the Company's financial arrangements in accordance with the parameters established in the Company's annual budget (the "Budget") approved by the Board. In addition, the Executive shall perform such other duties, services and responsibilities incident to such position as determined from time to time by the Board and commensurate with the Executive's position. Except in the case of Executive's death or Disability (as defined herein), the demotion of the Executive, a change in the Executive's title, or appointment of other officers (other than Todd Krizelman or his properly appointed successor) to perform a significant portion of the Executive's duties as described in this Section, without the Executive's prior written consent, shall be deemed a termination of the Executive's employment without Cause (as defined below).

          The Executive shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities as an executive officer of the Company. The Executive will not, without the prior written approval of the Board, engage in any other corporate, civic or charitable activity which would interfere with the performance of his duties as an executive officer of the Company, is in violation of policies established in good faith from time to time by the Board of Directors with the approval of not less than 66-2/3% of the directors, is in violation of applicable law, or would create a conflict of interest with respect to the Executive's obligations as an executive officer of the Company.

          During the period that the Executive is employed by the Company pursuant to this Agreement, other than pursuant to the terms hereof or in accordance with stock option grants approved by the Board in its sole discretion, the Executive shall not receive any form of compensation (including, but not limited to, consulting fees and sales commissions) from the Company or any Subsidiary (as defined below) of the Company in his capacity as a director, officer, manager or executive of the Company or any of its Subsidiaries. As used herein, "Subsidiary" when used with respect to any person means any corporation or organization, whether incorporated or unincorporated, of which such person owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such person is a general partner.

     3.   Compensation.
          ------------

          In consideration of the performance by the Executive of his obligations hereunder (including any services as an officer, director, executive, member of any committee of the Company or any Subsidiary, or otherwise), the Company shall compensate the Executive as follows:

          (a) A base salary (the "Base Salary") at an initial annual rate of $125,000.00 per year effective as of the date hereof, payable in accordance with the normal payroll practices of the Company then in effect. Over the course of the Employment Term, the Executive will be eligible to receive annual increases in the Base Salary as determined by the Board; provided that in no event will any annual increase be less than 15% of the Executive's then-current Base Salary.

          (b) An annual cash bonus ("Annual Bonus"), to be determined in part at the discretion of the Board and in part based on the achievement of certain target performance objectives set forth in the Budget and approved by the Board.

          (c) A signing bonus of $500,000, payable on execution of this Agreement.

          (d) The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement (except those taxes normally borne by the Company) and all such compensation and benefits shall be subject to applicable withholding taxes.

     4.   Disability.
          ----------

          If the Executive is unable, as reasonably determined by the Board, to substantially perform his duties as an executive officer hereunder by reason of a physical or mental infirmity for a total of 90 calendar days in any twelve-month period during the Employment Term ("Disability"), the Company shall be entitled to terminate the Executive's employment hereunder in accordance with Section 7.

     5.   Benefits and Stock Options.
          --------------------------

          In addition to the payments described in Section 3 of this Agreement, during the period that the Executive is employed by the Company pursuant to this Agreement, the Executive shall be entitled to participate in all health, welfare and other plans and to receive all benefits that are provided by the Company to its most senior executives from time to time, to the extent the Executive meets the eligibility requirements for any such plan or benefit; provided, that Executive shall be entitled to receive at a minimum the benefits currently provided by the Company to its highest level executives.

          Executive shall be entitled to participate in the stock option plans of the Company in which the senior executives of the Company are entitled to participate.

     6.   Vacations.
          ---------

          Subject to compliance with Section 2, for each full calendar year during the period that the Executive is employed by the Company pursuant to this Agreement, the Executive shall be entitled to 20 paid vacation days.

     7.   Termination.
          -----------

          (a) The Executive's employment with the Company pursuant to this Agreement shall terminate upon the earliest to occur of any of the events specified in subparagraphs (i) through (iv) below:

          (i) the fifth anniversary of the date hereof;

          (ii) the date of the Executive's death;

          (iii) the Termination Date (as defined below) specified in the Notice of Termination (as defined below) which the Company shall have delivered to the Executive due to the Executive's Disability;

          (iv) the Termination Date specified in the Notice of Termination which the Company shall have delivered to the Executive to terminate the Executive's employment for Cause. The term "Cause" as used herein shall mean that the Executive: (A) has been convicted of an act which is defined as a felony under federal or state law; (B) committed one or more acts of willful misappropriation from the Company; (C) willfully failed to perform his duties as an executive of the Company and such failure to perform adversely affects the Company or performed such duties and obligations in a grossly negligent manner; (D) is the subject of any order, judgment, or decree of any court or regulatory authority of competent jurisdiction which is final and non-appealable, permanently or temporarily enjoining him from, or otherwise limiting his engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities law; or (E) is found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "SEC") to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated during the Employment Term;

          (b) Any purported termination of the Executive by the Company (other than by reason of Executive's death) shall be communicated by written Notice of Termination to the Executive. As used herein, the term "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. In the event the Executive leaves the employ of the Company in breach of this Agreement or is removed for Cause, the Executive shall, at the Company's option, continue to be available to the Company for a period of one month following departure, for up to ten hours per week, at reasonable and customary hourly rates to assist in the necessary transition. As used herein, the term "Termination Date" shall mean the earlier of (i) the fifth anniversary of this Agreement in the case of a termination pursuant to Section 7(a)(i), (ii) the date of the Executive's death in the case of a termination pursuant to Section 7(a)(ii), (iii) the date specified in the Notice of Termination for termination of the Executive's employment in the case of a termination pursuant to Section 7(a)(iii) or 7(a)(iv), and (iv) the date of termination of Executive's employment in the case of a termination under Section 7(c). The Executive shall be entitled to a hearing related to any such termination described in
Section 7(a)(iii) or 7(a)(iv) above before the Board or a committee thereof established for such purpose and to be accompanied by his counsel at such hearing. Such hearing will be held within 30 days of notice to the Board by the Executive provided he requests such hearing within 30 days of the Notice of Termination.

          (c) In the event that more than 50% of the then issued and outstanding equity securities or more than 50% of the voting rights of the Company is acquired by someone other than Michael Egan and his Controlled Entities and Family Transferees (each as defined in the Stockholders Agreement, dated as of the date hereof, among the Company, Michael Egan, Investor and certain stockholders of the Company) (other than in connection with a public offering) or in the event this Agreement is assigned by the Company in connection with a sale of the Company's assets (a "Change of Control"), the Executive may terminate his employment by delivering to the Company a notice within 60 days after a Change of Control; provided that in the event the Executive provides such notice, the Executive's employment hereunder shall terminate on the earlier of the first anniversary of the Change of Control and the date of termination pursuant to any other provision of this Section 7.

          (d) This Agreement shall automatically terminate upon the dissolution, winding-up or liquidation of the Company.

     8.   Termination Payments.
          --------------------

          (a) If the Executive's employment with the Company is terminated
(a) by the Company for Cause, (b) by the Executive upon a Change of Control or (c) upon the dissolution of the Company, the Company will pay the Executive (i) any accrued and unpaid Base Salary as of the Termination Date and (ii) an amount to reimburse the Executive for any and all monies advanced or expenses incurred in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to the Termination Date. The Executive's entitlement to other benefits shall be delivered in accordance with the Company's benefit plans then in effect.

          (b) If the Executive's employment with the Company is terminated by reason of the Executive's death or Disability, the Company's sole obligation under this Agreement shall be to pay or provide the Executive or his estate: (i) the payments required by Section 8(a) hereof and (ii) a pro rata portion of the Annual Bonus for the year of termination based on the Company's performance for the full calendar year in which termination occurs and on the number of days elapsed in such year through the date of termination.

          (c) If the Company terminates Executive's employment without Cause, all stock options held by the Executive that have not vested shall automatically vest and the Company shall (i) pay or provide the Executive the payments required by Section 8(b) hereof, (ii) continue to pay the Executive the Base Salary for one year following such termination or the remainder of the Employment Term, whichever is less, and (iii) provide to the Executive and his beneficiaries for one year following such termination or the remainder of the Employment Term, whichever is less, employee benefits substantially similar in the aggregate to those provided to the other most senior executives of the Company; provided, however, that the Company's obligation with respect to the foregoing benefits shall be reduced to the extent the Executive or his beneficiaries obtains any such benefits pursuant to a subsequent employer's benefit plans.

     9.   Executive Covenants.
          -------------------

          (a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive has been and will be exposed to and receive information relating to the confidential affairs of Investor, the Company, their Subsidiaries and/or Affiliates (as defined below), including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of Investor, the Company, their Subsidiaries and/or Affiliates and other forms of information considered by Investor or the Company to be confidential or in the nature of trade secrets (collectively, the "Confidential Information"). Confidential Information shall not include information which is (a) now, or hereafter becomes, through no act or failure to act on the part of Executive (except those performed in the ordinary course of the Company's business), generally known or available to the public, (b) rightfully received by the Executive from a third party without confidentiality restrictions, and (c) is independently developed by the Executive without reference to the Confidential Information. The Executive agrees that during the Employment Term and thereafter, the Executive will keep the Confidential Information confidential and not disclose such information, either directly or indirectly, except in the ordinary course of performance of the Company's business, to any third person or entity without the prior written consent of the Chairman of the Board or the Board, unless required to do so by law or court order. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Executive will promptly surrender to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive after the date on which he was first employed by the Company and is still in the Executive's possession or control. As used herein, "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such person.

          For a period of 6 months following the end of the Executive's employment with the Company, the Company will redirect all personal email received at stephan@webgenesis.com or stephan@theglobe.com to an email address specified by the Executive.

          (b) Non-competition. By and in consideration of Investor's and the Company's entering into the Stock Purchase Agreement and the transactions contemplated thereby, the Company's entering into this Agreement, and the Executive's exposure to the Confidential Information, until the earlier of (i) the fifth anniversary of the date hereof, or (ii) if the Executive's employment is terminated in accordance with Section 7(c) or (d), the date of such termination, or (iii) if the Executive's employment is terminated without Cause, the earlier of the first anniversary of such termination and the fifth anniversary of the date hereof (the "Non-Competition Date"), the Executive will not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or hold the position of shareholder, director, officer, consultant, independent contractor, executive, partner, investor or advisor (whether or not formally appointed), (x) in the case of clause (b)(i) or (b)(ii), in any Class A Restricted Enterprise (as defined below), or (y) in the case of clause (b)(iii), in any Class B Restricted Enterprise (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the 1934 Act, standing alone, be prohibited by this Section 9(b). For purposes of this paragraph, (A) the term "Class A Restricted Enterprise" shall mean any person, corporation, partnership or other entity engaged in the computer or internet industries, and (B) the term "Class B Restricted Enterprise" shall mean any person, corporation, partnership or other entity engaged in the virtual community business. Following termination of this Agreement and until the Non-Competition Date, upon request, the Executive shall notify the Company of the Executive's then-current employment status.

          (c) Non-solicitation. Until the Non-Competition Date, the Executive shall not interfere with or harm, or intentionally attempt to interfere with or harm, the relationship of the Company, its Subsidiaries and/or Affiliates with, or endeavor to entice away from the Company, its Subsidiaries and/or Affiliates, any person who is an employee, customer or supplier of the Company, its Subsidiaries and/or Affiliates.

          (d) Remedies. The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to Investor and the Company for which Investor and the Company would have no adequate remedy at law; the Executive therefore also agrees that, in the event of said breach or any threat of breach, Investor and the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs (provided, that such fees and expenses shall be awardable only in the event of an adjudication that there was a breach or a legitimate threat of breach), in addition to any other remedies to which Investor or the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent Investor or the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive, Investor and the Company further agree that the provisions of the covenant not to compete are reasonable. The Executive hereby acknowledges that due to the global aspects of the Company's business and competitors it would not be appropriate to include any geographic limitation on this Section 9. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

          The provisions of this Section 9 shall survive any termination of this Agreement and the Employment Term, and the existence of any claim or cause of action by the Executive against either Investor or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either Investor or the Company of the covenants and agreements of this Section 9.

     10.  Intellectual Property.
          ---------------------

          The Executive agrees that all Intellectual Property (as hereinafter defined) which is or was at any time made or conceived by the Executive or the Company, acting alone or in conjunction with others after the date on which he was first employed by the Company, is and shall be the property of the Company since its inception and which was used by the Company since its inception, free of any reserved or other rights of any kind on the Executive's part and the Executive hereby assigns to the Company all of his right, title and interest in and to any such Intellectual Property. During the Employment Term and thereafter, the Executive shall promptly make full disclosure of any such Intellectual Property to the Company and do all reasonable acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of the Executive's right and title, if any, to such Intellectual Property and to protect the Company's interests in such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means any discovery, development, program, concept, idea, process or improvement, whether or not patentable, patent, patent application, copyright, copyright registration, license, trademark or trade name, service mark or service name, trade secret or other intellectual property rights, in each case, made during the term of employment (including employment prior to execution of this Agreement) relating in any respect to the present or planned future activities, business, products or services of the Company, its Subsidiaries and/or Affiliates.

     11.  Insurance.
          ---------

          The Company reserves the right to obtain and maintain key man life insurance policies with respect to the Executive naming the Company as the primary beneficiary thereunder ("Key Man Life Insurance Policies") at the expense of the Company. The Executive shall use his best efforts to cooperate with the Company and any insurance company approached by the Company with respect to the obtaining and the maintenance of Key Man Life Insurance Policies.

          When commercially reasonable, the Company shall obtain and maintain directors' and officers' liability insurance sufficient to cover the Executive's performance in accordance with this Agreement.

     12.  Non-Waiver of Rights.
          --------------------

          The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

     13.  Amendment and Waiver.
          --------------------

          No modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all of the parties hereto.

     14.  Severability.
          ------------

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     15.  Entire Agreement.
          ----------------

          This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, the Proprietary Information and Invention Agreement between the Company and the Executive (the "Information Agreement") shall continue in accordance with its terms, provided that to the extent of any conflict between the terms of Information Agreement and this Agreement, the terms of this Agreement shall control.

     16.  Successors and Assigns; Assignment; Third Party Beneficiary.
          -----------------------------------------------------------

          This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors (including, without limitation, by way of merger), assigns, heirs and personal representatives. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not delegate any duty under this Agreement without the prior written consent of the Company. This Agreement is not intended to be for the benefit of any person not a party hereto except that the Investor shall be deemed a third party beneficiary of
Section 9 hereof and shall be entitled to enforce the provisions of Section 9 as if a party hereto and the parties hereto may not amend Section 9 in any manner adverse to the Investor without the Investor's prior written consent.

     17.  Notice.
          ------

          Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile transmission or sent by first class mail or sent by reputable commercial overnight delivery service (charges prepaid) to the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, on the date of facsimile transmission with confirmed answer back, two business days after deposit with a reputable overnight commercial delivery service or on the date of actual receipt if given by any other method of delivery.

     To the Company:          WebGenesis, Inc.
                              31 West 21st Street
                              New York, NY  10010
                              Attn:  Board of Directors
                              Telephone:  (212) 367-8555
                              Facsimile:  (212) 267-8604

     With a copy to:          Dancing Bear Investments, Inc.
                              The 110 Tower
                              Box 70, 110 S.E. 6th Street
                              Ft. Lauderdale, FL 33301
                              Attention: Michael Egan
                              - with a separate copy to the
                              attention of Rosalie Arthur
                              Telephone: (954) 527-6550
                              Facsimile: (954) 527-6182

     With a copy to:          Tripp, Scott, Conklin & Smith
                              The 110 Tower, 28th Floor
                              110 S.E. 6th Street
                              Ft. Lauderdale, FL 33301
                              Attention: Dennis Smith
                              Telephone: (954) 760-4920
                              Facsimile: (954) 761-8475

     To the Executive:        207 Sullivan Street, Apt.8
                              New York, NY 10012
                              Telephone:  (212) 228-1473

     With a copy to:          Cooley Godward LLP
                              5 Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA  94306
                              Attn:  Alan Mendelson
                              Telephone: (415) 843-5000
                              Facsimile: (415) 857-0663

     18.  Descriptive Headings.
          --------------------

          The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     19.  Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws.

     20.  Counterparts.
          ------------

          This Agreement may be executed in two counterparts, all of which together shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, the day and year first above written.

                                       WEBGENESIS, INC.


                                       By:  /s/ Todd Krizelman
                                          -------------------------------
                                          Name:  Todd Krizelman
                                          Title: Chief Executive Officer


                                            /s/ Stephan Paternot
                                          -------------------------------
                                          Stephan Paternot